Exhibit 99.1

Montpelier Re Reports Strong Third Quarter Financial Results

•                  Fully Converted Book Value Per Share of $23.76, a 6.9% increase from June 30, 2010

•                  Operating EPS of $0.86, up 25% year on year

•                  Net Premiums Written Up 13%, driven by Lloyd’s and MUSIC Platforms

•                  $42 million of shares repurchased in the quarter

HAMILTON, Bermuda, November 2, 2010 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the third quarter ended September 30, 2010.

Fully converted book value per share was $23.76, an increase of 6.9% for the quarter and 13.7% for the year to date, including dividends.

Operating income was $0.86 per share ($61 million) and comprehensive income was $1.28 per share ($91 million). The net impact of realized and unrealized gains from investments and foreign exchange, which is included in comprehensive income, was $30 million.

Net written premiums grew by 13% compared to the third quarter of 2009 with growth in the Company’s Lloyd’s and US operations more than offsetting a decrease in the Bermuda property catastrophe book.

The loss ratio was 33%, which includes 8 points ($12 million) of loss resulting from the New Zealand earthquake and 5 points ($9 million) from large risk losses. The quarter benefited from 14 points ($21 million) in favorable releases from prior years’ loss reserves. The combined ratio was 69% versus 66% a year ago.

Net investment income was down 7% from a year ago at $19 million. The total return on the investment portfolio was 1.8% for the quarter and 4.9% year to date.

Christopher Harris, President and Chief Executive Officer, said, “We produced another strong quarter in the face of challenging market conditions with solid underwriting results, steady investment performance and active capital management all contributing to the 6.9% growth in fully converted book value per share. While the September earthquake in New Zealand was a large industry event, our loss was well within our internal expectations and reflects our relative underweighting in this region of the world.”

He added, “We continue to be pleased with the development of Syndicate 5151, both in terms of underwriting results and the strong market support it has attracted.  Looking ahead to 2011, our group capital base is at the high end of the range required to support our underwriting plans, and share repurchases remain a compelling option as part of our ongoing cycle management strategy.”

Montpelier repurchased 2,634,000 shares during the third quarter at an average price of $15.90.  The Company repurchased a further 1,573,000 shares in October and November at an average price of $17.81. During the year to date period, the Company repurchased a total of 13,652,400 shares at an average price of $17.96.

Please refer to Montpelier’s September 30, 2010 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, November 3, 2010 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through December 3, 2010 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 444417.

(1) Operating income or loss is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses and gain on early extinguishment of debt.

(2) Fully converted book value per share at September 30, 2010 is based on shareholders’ equity of $1,668.4 million divided by 70,235,192 common shares (consisting of 68,258,453 shares outstanding plus 1,976,739 shares issuable upon conversion of outstanding share equivalents). Fully converted book value per share at June 30, 2010 is based on shareholders’ equity of $1,621.4 million divided by 72,688,939 common shares (consisting of 70,888,952 shares outstanding plus 1,799,987 shares issuable upon conversion of outstanding share equivalents).  Fully converted book value per share at December 31, 2009 is based on shareholders’ equity of $1,728.5 million divided by 81,767,564 common shares (consisting of 79,998,795 shares outstanding plus 1,768,769 shares issuable upon conversion of outstanding share equivalents).

(3) The return for the year-to-date period represents the increase in fully converted book value per share from December 31, 2009 ($21.14) to September 30, 2010 ($23.76), after giving effect to dividends totalling $0.27 per share. The return for the quarter represents the increase in fully converted book value per share from June 30, 2010 ($22.31) to September 30, 2010 ($23.76), after giving effect to a dividend of $0.09 per share.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar importance generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:

William Pollett, Treasurer & SVP, 441-299-7576

or

Media:
Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	September 30,		December 31,
	2010		2009
Assets
Fixed maturity investments, at fair value	$2,329.0		$2,207.5
Equity securities, at fair value	113.4		167.2
Other investments	92.6		91.0
Cash and cash equivalents	229.4		202.1
Restricted cash	27.9		40.9
Total investments and cash	2,792.3		2,708.7

Reinsurance recoverable on unpaid losses	70.4		69.6
Reinsurance recoverable on paid losses	6.9		44.5
Premiums receivable	257.0		161.5
Unearned premium ceded	26.7		14.7
Deferred acquisition costs	52.1		38.2
Accrued investment income	14.6		14.9
Unsettled sales of investments	2.6		1.5
Other assets	39.2		45.6

Total Assets	$3,261.8		$3,099.2

Liabilities
Loss and loss adjustment expense reserves	$781.4		$680.8
Debt	327.7		328.6
Unearned premium	340.9		215.4
Insurance and reinsurance balances payable	40.7		35.2
Unsettled purchases of investments	42.2		8.6
Accounts payable, accrued expenses and other liabilities	60.5		102.1
Total Liabilities	1,593.4		1,370.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,339.6		1,541.3
Treasury shares, at cost	(38.6)		(32.3)
Retained earnings	373.2		222.4
Accumulated other comprehensive loss	(5.8)		(2.9)
Total Common Shareholders’ Equity	1,668.4		1,728.5

Total Liabilities and Common Shareholders’ Equity	$3,261.8		$3,099.2

Common shares outstanding (000s)	68,258	sh	79,999	sh
Common and common equivalent shares outstanding (000s)	70,235		81,768

Book value per share:
Book value per share	$24.44		$21.61
Fully converted book value per share	23.76		21.14
Fully converted tangible book value per share	23.69		21.08

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Underwriting revenues

Gross premiums written	$143.4	$120.8	$617.7	$555.8
Reinsurance premiums ceded	(23.7)	(14.5)	(40.1)	(27.8)
Net premiums written	$119.7	$106.3	$577.6	$528.0

Gross premiums earned	$168.0	$152.9	$491.3	$450.4
Earned reinsurance premiums ceded	(11.6)	(9.3)	(28.1)	(32.0)
Net premiums earned	156.4	143.6	463.2	418.4

Underwriting expenses

Loss and loss adjustment expenses - current year	(73.3)	(60.9)	(324.6)	(172.4)
Loss and loss adjustment expenses - prior year	21.3	19.4	84.8	51.4
Acquisition costs	(24.8)	(17.4)	(70.6)	(60.8)
General and administrative expenses	(31.7)	(36.2)	(82.6)	(99.1)

Underwriting income	47.9	48.5	70.2	137.5

Net investment income	18.7	20.2	57.5	59.7
Other revenue	0.1	0.1	0.3	0.5
Interest and other financing expenses	(6.0)	(6.6)	(18.6)	(19.8)
Other non-underwriting income (expense)	0.1	—	0.2	(0.2)
Income tax benefit (expense)	(0.1)	(2.0)	0.5	(1.0)

Operating income (1)	60.7	60.2	110.1	176.7

Net realized investment gains (2)	13.1	4.9	29.3	6.9
Net unrealized investment gains (2), (3)	17.5	76.3	31.1	171.0
Net foreign exchange gains (losses) (2)	(1.3)	6.1	(0.7)	(1.7)
Gain on early extinguishment of debt	—	—	—	5.9

Net income	90.0	147.5	169.8	358.8

Other comprehensive income (loss) items	0.8	(0.3)	(2.9)	2.0

Comprehensive income	$90.8	$147.2	$166.9	$360.8

Earnings per share:

Operating income per share (1)	$0.86	$0.69	$1.51	$2.02
Net income per share	1.27	1.68	2.33	4.11
Comprehensive income per share	1.28	1.68	2.29	4.13

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	46.8%	42.5%	70.1%	41.2%
Prior year	-13.5%	-13.5%	-18.3%	-12.3%
Loss and loss adjustment expense ratio	33.3%	29.0%	51.8%	28.9%
Acquisition costs ratio	15.8%	12.1%	15.2%	14.5%
General and administrative expense ratio	20.3%	25.2%	17.8%	23.7%
Combined ratio	69.4%	66.3%	84.8%	67.1%

(1) Excludes net investment and foreign exchange gains and losses and early extinguishment of debt.

(2) Includes net gains and losses on related derivative instruments.

(3) Beginning in 2010, changes in the fair value of Symetra are included in net unrealized investment gains.